                                                                      Exhibit 11


                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    CALCULATIONS OF EARNINGS (LOSS) PER SHARE

                                                           June 30, 1998    June 30, 1997     June 30, 1996
                                                           -------------    -------------    --------------
Net Income (Loss)                                         $  (2,964,272)    $  (1,300,095)   $    1,706,967
                                                          -------------     -------------    --------------
Average Shares Issued(1)                                         31,356            31,356            31,356
Average Net Effect of Dilutive Stock Options Based
on the Treasury Stock Method                                         --                --             7,003
Less:  Average Treasury Stock                                    (3,698)           (3,698)           (3,698)
                                                          -------------     -------------    --------------
Total Stock and Stock Equivalents                                27,658            27,658            34,661
                                                          =============     =============    ==============
Earnings (Loss) Per Share                                 $     (107.18)    $      (47.01)   $        61.72
                                                          =============     =============    ==============
Earnings (Loss) Per Share Assuming Dilution               $     (107.18)    $      (47.01)   $        49.25
                                                          =============     =============    ==============

(1)      See Footnote 1 to the Financial Statements.